UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2020

Mistras Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001- 34481	22-3341267
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

195 Clarksville Road
Princeton Junction, New Jersey 08550
(Address of principal executive offices)

(609) 716-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	MG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. □

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 1, 2020, Dennis Bertolotti, President and Chief Executive Officer of Mistras Group, Inc. (“Mistras” or the “Company”) was granted an award of 100,000 restricted stock units (“RSUs”). All these RSUs will vest on August 28, 2024, at which time each RSU will convert into one share of common stock of the Company. The Compensation Committee, with the concurrence of the other independent directors, granted Mr. Bertolotti this award to help ensure the services of Mr. Bertolotti over the next four and one-half years, to provide Mr. Bertolotti with an incentive to remain with the Company over the long-term, and to further align his interests with those of the Company’s shareholders.

If Mr. Bertolotti’s employment with the Company or its subsidiaries should terminate prior to vesting, the RSUs shall be forfeited without conversion into common stock, except as provided in Mr. Bertolotti’s employment agreement or the award agreement. Under the terms of Mr. Bertolotti’s employment agreement, if his employment is terminated by the Company without cause, or he terminates his employment for good reason, the RSUs represented by this award will fully vest. Termination without cause occurs if Mr. Bertolotti is terminated for any reason other than: (1) a conviction of or a nolo contendre (uncontested) plea to a felony or an indictment for a felony against Mistras that has a material adverse effect on the Company’s business; (2) fraud or material act or omission involving dishonesty with respect to the Company; (3) willful failure or refusal to carry out material employment responsibilities; or (4) willful engagement in any act or omission that is in violation of a material Company policy, in each case subject to a 30 day cure period if the act or omission is curable by Mr. Bertolotti. If Mr. Bertolotti has previously been afforded the opportunity to cure a particular behavior and successfully cured the behavior, the Board will have no obligation to provide Mr. Bertolotti with notice and an opportunity to cure a recurrence of that behavior prior to a termination for cause. Mr. Bertolotti may terminate his employment for good reason as follows: (1) a material adverse change in his status or position, including a material reduction in his duties, responsibilities or authority, or the assignment to him of duties or responsibilities that are materially inconsistent with his status or position as President and CEO; (2) a material reduction in his base salary; (3) a material reduction in his total target incentive award opportunity during a calendar year; (4) a breach by the Company of any of its material obligations under the employment agreement; (5) a relocation of his principal place of employment by more than 50 miles for the then current location; or (6) in connection with a change in control, a failure by the successor or acquiring company to assume the Company’s obligations under his employment agreement.

In addition, pursuant to the terms of Mr. Bertolotti’s employment agreement, the RSUs will fully vest upon a change of control of the Company, or upon his death or disability. In addition, the award agreement provides that the award will not be forfeited if Mr. Bertolotti retires upon reaching the age of 65 or older, but in that case, he will be obligated to comply with the non-compete restrictions in his employment agreement in order for the RSUs to vest on the August 28, 2024 vesting date. However, Mr. Bertolotti will not qualify for the retirement under the award agreement prior to the August 28, 2024 vesting date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MISTRAS GROUP, INC.
Date: April 1, 2020	By:	/s/ Michael C. Keefe
		Name:	Michael C. Keefe
		Title:	Executive Vice President, General Counsel and Secretary